Exhibit 10.16

RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
GNC HOLDINGS, INC. 2015 STOCK AND INCENTIVE PLAN

AGREEMENT (the “Agreement”), dated as of [ ](the “Grant Date”), between GNC Holdings, Inc., a Delaware corporation (the “Company”), and [ ] (the “Participant”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the GNC Holdings, Inc. 2015 Stock and Incentive Plan (the “Plan”).

1.    Grant of Restricted Stock Units. The Company hereby awards to the Participant [ ] restricted stock units (the “RSUs”) as of the Grant Date, subject to adjustment as provided in Section 4.2 of the Plan. Each RSU represents the right to receive one share of Common Stock upon satisfaction of the vesting conditions in Section 2(a).

2.    Terms of Restricted Stock Units.

(a)    Vesting.

(i)    The RSUs will vest in accordance with the following schedule, provided that the Participant has not incurred a Termination prior to the applicable vesting date:

Vesting Date	Percent Vested

[ ]	33 1/3%

[ ]	66 2/3%

[ ]	100%

(ii)    There shall be no proportionate or partial vesting in the periods between the vesting dates and vesting shall occur only on each vesting date, provided that no Termination has occurred prior to such date.

(iii)    When any RSUs become vested, the Company shall promptly (and in no event later than 30 days after vesting) issue and deliver to the Participant a stock certificate registered in the name of the Participant representing one share of Common Stock (a “Share”) for each vested RSU and deliver to the Participant any related Dividend Equivalents (as defined below), subject to applicable withholding, unless the Company is using book entry, in which case the Company shall credit the net amount to the Participant’s account. Upon payment or crediting of the Shares, the vested RSUs will be deemed fully settled and will be cancelled.

(b)    Dividend Equivalents.  If the Company pays cash dividends on the Common Stock, an amount equal to the dollar amount of such cash dividend will be credited to a dividend book entry account on behalf of the Participant with respect to each vested and unvested RSU (a “Dividend Equivalent”). Credits on account of cash dividends will be held uninvested and will not accrue interest. All Dividend Equivalents will be paid in cash if and when the corresponding RSUs vest.

(c)    Forfeiture. The Participant shall forfeit to the Company, without compensation, any and all unvested RSUs and unpaid Dividend Equivalents upon the Participant’s Termination for any reason. Additionally, in the event the Participant engages in Detrimental Activity prior to, or during the one year period after, any vesting of RSUs, all unvested RSUs shall be immediately forfeited to the Company and the Participant shall pay to the Company an amount equal to the Fair Market Value at the time of vesting of any RSU which had vested in the periods referred to above.

(d)    Withholding. The Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable foreign, federal, state, provincial and local taxes that the Company is required to withhold at any time.  In the absence of such arrangements, any statutorily required withholding obligation may, as determined at the sole discretion of the Committee, be satisfied by reducing the number of Shares otherwise deliverable to the Participant by a number of Shares whose Fair Market Value on the applicable vesting date is equal to the amount of taxes required to be withheld (disregarding any fraction of a Share required to satisfy such tax obligations, which fractional amount due must be paid instead in cash by the Participant).

(e)    Delivery Delay. The delivery of any certificate representing the Shares may be postponed by the Company for such period as may be required for it to comply with any applicable foreign, federal, state or provincial securities law, or any national securities exchange listing requirements, and the Company is not obligated to issue or deliver any Shares if, in the opinion of counsel for the Company, such issuance or delivery constitutes a violation by the Participant or the Company of any provisions of any applicable foreign, federal, state or provincial law or of any regulations of any governmental authority or any national securities exchange.

3.    No Obligation to Continue Employment. This Agreement is not an agreement of employment.  This Agreement does not guarantee that the Company or its Affiliates will employ or retain, or continue to, employ or retain the Participant for any period of time, nor does it modify in any respect the Company’s (or any Affiliate’s) right to terminate or modify the Participant’s employment or compensation.

4.    Transferability. The Participant is prohibited to sell, transfer, pledge, hypothecate, assign or otherwise dispose of the RSUs.  Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the RSUs in violation of the Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

5.    Uncertificated Shares. Notwithstanding anything else herein, to the extent permitted under applicable foreign, federal, state or provincial law, the Company may issue the Shares in the form of uncertificated shares.  Such uncertificated shares shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant.  If thereafter certificates are issued with respect to the uncertificated shares, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement.

6.    Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any Shares unless and until the Participant has become the holder of record of the Shares, and no adjustments will be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in this Agreement or the Plan.

7.    Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time.  The Plan is incorporated herein by reference.  By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

8.    Amendment. No amendment of any of the provisions of this Agreement shall adversely impair the rights of the Participant without the Participant’s consent, provided, however, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with Section 409A of the Code and the regulations thereunder or any other applicable law and may also amend, suspend or terminate this Agreement as otherwise provided in the Plan. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code relating to “short-term deferrals” thereunder, and shall be limited, construed and interpreted in a manner so as to comply therewith.

9.    Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular United States mail, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

GNC Holdings, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Attention: Chief Legal Officer

If to the Participant, to the address on file with the Company.

10.    Miscellaneous.

(a)    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(b)    This Agreement shall be governed and construed in accordance with the laws of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

(c)    This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(d)    The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

GNC HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT
By:
Name: